                          UNITED  STATESUNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                                (RULE 13D-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13D-2(B)

                             (Amendment No. ___)*


                           OPNET Technologies, Inc.
                -----------------------------------------------
                               (Name of Issuer)

                    Common Stock, $.001 par value per share
                -----------------------------------------------
                        (Title of Class of Securities)

                                  683757 10 8
                        -------------------------------
                                (CUSIP Number)

                                August 1, 2000
                -----------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


  [_]  Rule 13d-1(b)


  [_]  Rule 13d-1(c)


  [x]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 683757 10 8                                              Page 2 of 5
  ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


      Alain J. Cohen
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          5,497,500 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          5,497,500 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      5,497,500 shares
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]
      Not applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      30.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

  CUSIP NO. 683757 10 8                                              Page 3 of 5
  ---------------------

Item 1

     (a) Name of Issuer

         OPNET Technologies, INC.

     (b) Address of Issuer's Principal Executive Offices:

         OPNET Technologies, Inc.
         3400 International Drive, N.W.
         Washington, D.C. 20008

Item 2

     (a) Name of Person Filing:



         Alain J. Cohen

     (b) Address of Principal Business Office or, if None, Residence:

         c/o OPNET Technologies, Inc.
         3400 International Drive, N.W.
         Washington, D.C. 20008

     (c) Citizenship:

         United States

     (d) Title of Class of Securities:

         Common Stock, $.001 par value per share

     (e) CUSIP Number:

         683757 10 8

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the Person Filing is a:

        Not Applicable

Item 4. Ownership.

     (a)  Amount Beneficially Owned:                            5,497,500

     (b)  Percent of Class:                                     30.4%


     (c)  Number of Shares as to Which Such Person Has:

          (i)   sole power to vote or to direct the vote:       5,497,500

          (ii)  shared power to vote or to direct the vote:     0

          (iii) sole power to dispose or to direct the
                disposition of:                                 5,497,500

          (iv)  shared power to dispose or to direct the
                disposition of:                                 0

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable

  CUSIP NO. 683757 10 8                                              Page 4 of 5
           -------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable

Item 8.  Identification and Classification of Members of the Group.

         Not applicable

Item 9.  Notice of Dissolution of a Group.

         Not applicable

Item 10. Certification.

         Not applicable

CUSIP No. 683757 10 8                                               Page 5 of 5
---------------------


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: January 31, 2001              /s/ Alain J. Cohen
                                    ------------------
                                    Alain J. Cohen